Exhibit 99.2
14375 NW Science Park Drive
Portland, OR 97229
October 27, 2016

CFO Commentary on Third Quarter and Year-to-Date 2016 Financial Results
and Updated 2016 Financial Outlook

Financial Information
Please reference accompanying financial information in the corresponding earnings release at
http://investor.columbia.com/results.cfm.

Conference Call
The company will host a conference call on Thursday, October 27, 2016 at 5:00 p.m. ET to review third quarter and year-to-date 2016 financial results, as well as its updated 2016 financial outlook. To participate, please dial (877) 407-9205 in the U.S. The call will be webcast live on the Investor Relations section of the company’s website http://investor.columbia.com where it will remain available until October 26, 2017.

Third Quarter Summary
The combined effects of a shift in timing of shipments of U.S. wholesale advance orders from the third quarter into the fourth quarter of 2016 compared to the prior year, and the impact of U.S. wholesale customer bankruptcies during 2016 presented a difficult comparison to the third quarter of 2015, when a favorable shift in timing of shipments drove a 26 percent increase in U.S. net sales, a 14 percent increase in consolidated net sales and a 39 percent increase in consolidated net income, compared with the third quarter of 2014.

Third quarter 2016 net sales decreased $21.9 million, or 3 percent, to $745.7 million, compared with net sales of $767.6 million for the third quarter of 2015.

Gross margin was unchanged compared with the third quarter of 2015 at 46.4 percent of net sales. Selling, general & administrative (SG&A) expenses decreased $2.3 million, or 1 percent, which, combined with the 3 percent net sales decline, resulted in approximately 60 basis points of operating expense deleverage, compared with the same period in 2015.

Third quarter operating income of $123.6 million represented 16.6 percent of net sales, compared with third quarter 2015 operating income of $132.3 million, or 17.2 percent of net sales.

The effective income tax rate was 29.7 percent in the third quarter of 2016, compared to 28.9 percent for the same period in 2015.

Net income totaled $83.6 million, or $1.18 per diluted share, compared to third quarter 2015 net income of $91.1 million, or $1.28 per diluted share.

The board of directors approved a 6 percent increase in the quarterly dividend to $0.18 per share.

Year-to-Date Summary
Net sales increased $32.8 million, or 2 percent (3 percent constant-currency), to a record $1,659.6 million, compared to net sales of $1,626.8 million for the comparable period of 2015.

Gross margin of 46.6 percent improved 10 basis points compared with gross margin of 46.5 percent for the comparable 2015 period. SG&A expenses increased $28.1 million, or 5 percent, resulting in approximately 90 basis points of expense deleverage.

Operating income of $156.1 million declined 7 percent compared with operating income of $167.4 million for the first nine months of 2015.

The effective income tax rate was 27.7 percent compared to 30.1 percent for the same period in 2015, primarily reflecting beneficial changes in the geographic mix of taxable income, as well as non-recurring income tax benefits in both periods.

Net income of $107.2 million, or $1.52 per diluted share, decreased 3 percent compared with net income of $111.0 million, or $1.56 per diluted share for the comparable 2015 period.

Updated FY2016 Financial Outlook Summary
Our updated full year 2016 financial outlook anticipates:

•	Approximately 4 percent net sales growth compared with 2015 net sales of $2.33 billion, including less than 1 percentage point negative effect from changes in currency exchange rates;

•	Up to 4 percent increase in operating income to between $250 million and $259 million, representing operating margin of up to 10.7 percent;

•	An estimated full year tax rate of approximately 25.0 percent; and

•
Up to 8 percent increase in net income to between approximately $180.0 million and $187.5 million, or $2.55 to $2.65 per diluted share, on approximately 70.7 million diluted shares outstanding, including an unfavorable impact of approximately $(0.26) per share due to changes in currency exchange rates.

Projections for the rest of the year are predicated on normal seasonal weather globally. All of the company's anticipated growth in full year 2016 operating income and earnings is concentrated in the fourth quarter, and is heavily dependent upon the performance of our U.S. direct-to-consumer (DTC) channel.

The Updated Full Year 2016 Financial Outlook section beginning on page 4 below contains a more detailed discussion of the factors contributing to this outlook.

Third Quarter Financial Results
(All comparisons are between third quarter 2016 and third quarter 2015, unless otherwise noted.)

Net Sales
Consolidated net sales decreased $21.9 million, or 3 percent, to $745.7 million, compared with $767.6 million.

Regions

•
U.S. net sales decreased $28.3 million, or 6 percent, to $484.8 million. The decrease in U.S. net sales reflected a low-double-digit percentage decrease in wholesale net sales. The combined effects of a shift in timing of shipments of U.S. wholesale advance orders from the third quarter into the fourth quarter of 2016 compared to the prior year, and the impact of U.S. wholesale customer bankruptcies during 2016, presented a difficult comparison to the third quarter of 2015, when a favorable shift in timing of shipments drove a 26 percent increase in U.S. net sales compared to the same period in 2014. The decline in wholesale net sales was partially offset by mid-teen percentage growth in DTC net sales. During the third quarter of 2016, the company operated 115 U.S. retail stores and 5 branded ecommerce sites, compared with 102 stores and 5 branded ecommerce sites in the third quarter of 2015.

•
Net sales in the Latin America/Asia Pacific (LAAP) region increased $3.3 million, or 3 percent (1 percent constant-currency), to $112.7 million, consisting of mid-teen percentage growth in Japan (low-single-digit decline constant-currency) and high-single-digit percentage growth in China (mid-teen constant-currency), partially offset by a low-20-percent net sales decline in Korea reflecting changing consumer preferences away from the outdoor category of merchandise that has resulted in industry-wide excess inventory in that country, and a high-single-digit percentage decline in net sales to LAAP distributors, primarily reflecting reduced Fall 2016 advance orders.

•
Net sales in the Europe, Middle East and Africa (EMEA) region increased $5.6 million, or 8 percent, to $73.0 million, reflecting high-20-percent growth in Europe-direct markets, driven by the Columbia brand, partially offset by a low-30-percent decline in net sales to EMEA distributors, primarily due to lower net sales to the company’s Russian distributor as it continues to adapt its business to macroeconomic challenges in that region.

•	Net sales in Canada decreased $2.5 million, or 3 percent, to $75.2 million, reflecting lower wholesale net sales, partially offset by increased DTC net sales.

Brands

•
Columbia global brand net sales decreased $22.4 million, or 4 percent, to $587.3 million, primarily reflecting lower net sales in the U.S. and EMEA distributor markets, partially offset by higher net sales in Europe-direct markets, China and Japan.

•
SOREL global brand net sales increased $1.4 million, or 2 percent (1 percent constant-currency), to $87.6 million, reflecting increases in the U.S. and Europe-direct markets, partially offset by lower net sales in Canada.

•	prAna global brand net sales increased $3.7 million, or 11 percent, to $38.1 million, primarily reflecting growth in the U.S.

•	Mountain Hardwear global brand net sales declined $4.3 million, or 12 percent (13 percent constant-currency), to $30.5 million, primarily reflecting declines in the U.S. and Korea.

Product Categories

•	Global Apparel, Accessories & Equipment net sales decreased $22.0 million, or 4 percent, to $574.1 million, primarily driven by lower Columbia and Mountain Hardwear brand net sales.

•	Global Footwear net sales were essentially unchanged at $171.6 million.

Gross Margin
Gross margin was unchanged at 46.4 percent of net sales, and was affected by:

•
favorable changes in sales channel mix with a higher proportion of DTC sales, which carry higher gross margins, and a lower proportion of sales to international distributors, which carry lower gross margins;

•	selective price increases across product categories and geographies; and

•	a favorable sourcing environment;
offset by:

•	unfavorable foreign currency hedge rates in Europe, Canada and Japan.

Selling, General and Administrative (SG&A) Expense
SG&A expense decreased $2.3 million, or 1 percent, to $224.5 million, or 30.1 percent of net sales, compared to 29.5 percent of net sales in last year’s third quarter, representing approximately 60 basis points of operating expense deleverage. The decreased SG&A expense reflected:

•	cost containment measures that have been implemented throughout the year;

•	lower incentive compensation expense; and

•	lower demand creation expense, reflecting a shift into the fourth quarter;
partially offset by:

•	increased costs to support the company’s expanding global DTC businesses; and

•	increased personnel costs to support strategic initiatives and business growth.

Operating Income
Operating income totaled $123.6 million, or 16.6 percent of net sales, compared with third quarter 2015 operating income of $132.3 million, or 17.2 percent of net sales.

Income Tax Expense
The effective tax rate for the third quarter was 29.7 percent, compared to a 28.9 percent rate in the third quarter of 2015. The higher effective income tax rate reflected a non-recurring income tax benefit of $6.3 million, or $0.09 per diluted share, that was recognized in the third quarter of 2015 related to a reduction in the valuation allowance associated with net operating losses in certain international tax jurisdictions, partially offset by the effect of generating a higher proportion of taxable income in international jurisdictions, where income tax rates are generally lower than in the United States, during the three months ended September 30, 2016, compared to the same period in 2015.

Net Income
Net income totaled $83.6 million, or $1.18 per diluted share, compared with net income of $91.1 million, or $1.28 per diluted share, in the third quarter of 2015.

Regular Quarterly Cash Dividend Increased
At its regular board meeting on October 21, 2016, the board of directors authorized a 6 percent increase to the company's regular quarterly cash dividend to $0.18 per share, from the prior $0.17 per share, payable on December 1, 2016 to shareholders of record on November 17, 2016.

Balance Sheet
At September 30, 2016, cash and short-term investments totaled $219.7 million, compared to $174.0 million at September 30, 2015. At September 30, 2016, approximately 82 percent of cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated accounts receivable at September 30, 2016 totaled $486.2 million, an 8 percent decrease on a 3 percent third quarter net sales decline. Consolidated Days Sales Outstanding (DSO) at September 30, 2016 stood at 45 days, a decrease of 2 days compared with September 30, 2015.

Consolidated inventories of $588.0 million at September 30, 2016 increased $41.3 million, or 8 percent, compared to September 30, 2015. The increased inventory is concentrated in the U.S. and Europe, consisting primarily of Fall 2016 product.

Year-to-Date Cash Flow
Net cash used by operations in the first nine months of 2016 was $85.2 million, compared to $210.9 million in the comparable 2015 period.

Capital expenditures in the first nine months of 2016 totaled $35.6 million, compared to $47.8 million in the comparable 2015 period.

The company paid cash dividends of $35.5 million during the first nine months of 2016.

At September 30, 2016, approximately $173.5 million remained available under the current stock repurchase authorization, which does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

Updated Full Year 2016 Financial Outlook
All projections related to anticipated future results are forward-looking in nature and may change, perhaps materially.

Our objective in providing a forward-looking financial outlook is to help investors understand our business and the variables that we consider when planning our business and evaluating our own performance. Spring and Fall season advance wholesale orders typically drive a significant portion of our annual net sales and are one of several significant factors we use to formulate our full year outlook. Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal net sales and profitability pattern weighted toward the second half of the fiscal year.

Among many risks inherent in our global business, projected net sales and profitability for any period may be materially affected by weather patterns and other factors that affect consumer demand favorably or unfavorably. In addition, episodes of bankruptcies and further consolidation among U.S. wholesale customers, such as those we have experienced during 2016, create increased uncertainty in our ability to predict near-term net sales and profitability.

We are also facing macroeconomic, competitive and/or geopolitical uncertainty in several international markets, most notably in Russia and Korea, making it more difficult to forecast our net sales and profitability. Since 2014, the U.S. dollar has strengthened significantly against the Russian ruble, Canadian dollar, Japanese yen, European euro, and the currencies of several emerging markets, producing an unfavorable impact on gross margins in these regions in 2016.

Projections for the rest of the year are predicated on normal seasonal weather globally. All of the company's anticipated growth in full year 2016 operating income and earnings is concentrated in the fourth quarter, and is heavily dependent upon the performance of our U.S. direct-to-consumer channel.

Taking the above factors into consideration, and assuming macro and market conditions in key markets do not worsen, our current fiscal year 2016 outlook assumes:

•
Approximately 4 percent growth in global net sales compared to 2015, including less than 1 percentage point negative effect from changes in foreign currency exchange rates. A shift in the timing of shipments of U.S. wholesale advance orders from the third quarter into the fourth quarter of 2016 resulted in a more difficult comparison to the third quarter of 2015, when consolidated net sales increased 14 percent, compared to the same period in 2014. Conversely, fourth quarter net sales are expected to benefit from an easier comparison to last year's fourth quarter, when consolidated net sales increased only 3 percent, in part due to unseasonable weather;

•	approximately 10 basis point expansion of gross margins, including approximately 100 basis points of unfavorable effects of changes in foreign currency hedge rates;

•	SG&A expense growth at a rate slightly greater than anticipated net sales growth, resulting in approximately 15 to 50 basis points of deleverage;

•	Up to 4 percent growth in operating income to between approximately $250 million to $259 million, representing operating margin of up to approximately 10.7 percent;

•	an effective income tax rate of approximately 25.0 percent; and

•
Up to 8 percent growth in net income to between approximately $180.0 million and $187.5 million, or $2.55 to $2.65 per diluted share, on approximately 70.7 million diluted shares outstanding, compared with net income of $174.3 million, or $2.45 per diluted share, in 2015.

The above projections are based on the following expectations:

•
Approximately 4 percent net sales growth from the Columbia brand, approximately 6 percent net sales growth from the SOREL brand, and approximately 14 percent net sales growth from the prAna brand. Mountain Hardwear brand net sales are expected to decrease approximately 10 percent.

•	Approximately 7 percent net sales growth in the U.S. business with high-teen percentage DTC growth and flat to slightly lower wholesale net sales.

•
Approximately 6 percent net sales growth from the EMEA region, with the Europe-direct business contributing approximately 20 percent growth, partially offset by mid-teen percentage declines in the EMEA distributor business due to the continued impact of macroeconomic challenges in Russia.

•
Approximately 3 percent net sales decline in the LAAP region, consisting of a low-20-percent decline in Korea and a high-teen percentage decline in net sales to LAAP distributors, partially offset by low-teen percentage growth in Japan (low-single-digit constant-currency) and low-single-digit percentage growth in China (high-single-digit constant-currency).

•	Canada net sales flat to slightly lower (low-single-digit percentage growth constant-currency).

•	Gross margin expansion of approximately 10 basis points compared with 2015, reflecting:

◦	a greater proportion of DTC net sales, with a corresponding smaller proportion of lower-gross margin distributor and wholesale net sales;

◦	selective price increases across product categories and geographies; and

◦	a favorable sourcing cost environment;
partially offset by:

◦	unfavorable foreign currency hedge rates.

•
SG&A expense growth rate slightly greater than anticipated consolidated net sales growth, resulting in approximately 15 to 50 basis points of expense deleverage compared to the 2015 expense ratio of 35.8 percent. The nominal increase in projected SG&A expense consists primarily of:

◦	increased expenses to support continued expansion in the company's global DTC businesses;

◦	increased personnel expenses to support strategic initiatives and business growth;

◦	increased expenses related to ongoing information technology initiatives; and

◦	increased demand creation expenses;
partially offset by:

◦	cost containment measures instituted throughout the year; and

◦	lower incentive compensation costs.

•	Licensing income of approximately $9.8 million.

•
An estimated full-year effective income tax rate of approximately 25.0 percent, compared to an effective income tax rate of 27.3 percent in 2015. The actual rate could differ based on the geographic mix of pre-tax income and other discrete events that may occur during the year.

•
An unfavorable impact of approximately $(0.26) on full year 2016 earnings per share, in addition to an estimated unfavorable impact of $(0.10) per share in 2015, due to changes in currency exchange rates, primarily consisting of lower gross margins within many of our foreign subsidiaries as a result of increased local currency costs of inventory purchased in U.S. dollars.

•	Capital expenditures of approximately $55 million, comprising investments in DTC business expansion, information technology and project-based and maintenance capital.

•	Full year free cash flow totaling approximately $150 million.

Supplemental Constant-Currency Financial Information
The company reports its financial information in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement financial information reported in accordance with GAAP, the company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the volatility in foreign currency exchange rates.  This non-GAAP financial measure also facilitates management’s internal comparisons to our historical net sales results and comparisons to competitors’ net sales results. Constant-currency financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of this non-GAAP measure to the most directly comparable financial measure calculated in accordance with GAAP. (See "Supplemental Financial Information - Constant-currency Basis" tables included in the earnings release announcing third quarter and year-to-date financial results located on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm.) The constant-currency information presented may not be comparable to similarly titled measures reported by other companies.

Fourth Quarter 2016 Reporting Schedule
Columbia Sportswear Company plans to report fourth quarter and full year 2016 financial results on Thursday, February 9, 2017 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm.
A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. ET at www.columbia.com. To receive email notification of future announcements, please visit http://investor.columbia.com/events.cfm and register for E-Mail Alerts.
Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margins, operating expenses and deleverage, licensing income, operating income, operating margins, net income, earnings per share and the number of diluted shares outstanding at year-end, income tax rates, selling, general and administrative expenses, including projected increases and decreases in specific components of SG&A, the performance of our U.S. direct-to-consumer and wholesale businesses, projected growth or decline in specific geographies, countries and brands, inventory costs, timing of shipments, capital expenditures, cash flow, changes in foreign currency exchange and hedge rates, changes in pricing, and changes in sourcing costs. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should" and "may" and other words and terms of similar meaning or reference future dates. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives and to maintain the strength and security of our IT systems; the effects of unseasonable weather, including global climate change; trends affecting consumer traffic and spending in brick and mortar retail channels; our ability to implement our growth strategy; unfavorable economic conditions generally, the financial health of our customers and changes in the level of consumer spending and apparel preferences; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates or increasing wage rates; volatility in global production and transportation costs and capacity; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates; our ability to attract and retain key personnel; risks associated with our joint venture; higher than expected rates of order cancellations; increased consolidation of our wholesale customers; our ability to effectively source and deliver our products to customers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict or assess the impact of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

End
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